EXHIBIT 11.1

CALCULATION OF WEIGHTED AVERAGE FOR THE PERIOD ENDED MARCH 31, 2001


BEGINNING
BALANCE                                                   45,599,333

PERIOD           NO OF SHARES       CONTRIBUTION TO
ENDED            ISSUED             WEIGHTED AVERAGE      ENDING BALANCE
------           ------------       ----------------      --------------

March 31, 2001   8,100,000          2,063,333             53,699,333

TOTAL            8,100,000          2,063,333             53,699,333



Total Weighted Average Shares Outstanding:          47,662,666
Less Shares Outstanding                              1,500,000
                                                    ----------
Balance                                             46,162,666

Comprehensive loss for the period                     $400,437

Net Loss per Share                                    $   0.01